Third Amendment
To
Mistras Group, Inc.
2016 Long-Term Incentive Plan

Background

A.Mistras Group, Inc. (the “Company”) maintains the Mistras Group, Inc. 2016 Long-Term Incentive Plan (the “Plan”).

B.The Plan was originally effective as of October 18, 2016, the date on which it was approve by a majority of the shareholders voting at the Company’s 2016 annual shareholders meeting.

C.The Plan was amended by Amendment No.1 which was approved by the shareholders of the Company at the 2020 annual shareholders meeting. Amendment No. 1 increased the number of shares of common stock, par value $.01 per share, of the Company (“Stock”) authorized to be issued under the Plan from 1,700,000 shares to 3,700,000 shares.

D.The Board of Directors of the Company adopted Amendment No. 2 to amend section 3.4 to modify the minimum vesting conditions.

E.The Board has determined that it is in the best interest of the Company and its shareholders to amend the Plan to increase the number of shares of Stock that may be issued pursuant to the Plan by 1,200,000 shares, so that the total shares that may be issued under the Plan is 4,900,000.

F.The requisite shareholders of the Company have approved the foregoing amendment.

Amendment

1.The first sentence of Section 4.1 of the Plan shall be deleted in its entirety and replaced with the following:

“Shares Issuable Under the Plan. Subject to Section 4.3, up to 4,900,000 Shares shall be available for grant and issuance pursuant to Awards made under the Plan.”

2.Except as set forth in this amendment, the Plan shall be unaffected hereby and shall remain in full force and effect.

The undersigned hereby certifies that the foregoing amendment to the Plan was duly approved and adopted and has executed this amendment to the Plan as of May 23, 2022.

Mistras Group, Inc.

By:	/s/ Michael C. Keefe
Name: Michael C. Keefe
Title: Executive Vice President, General Counsel and Secretary